Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS SECOND QUARTER 2019 RESULTS,

RAISES FULL YEAR OUTLOOK

•	Second quarter net income was $4.36 per share, including net negative adjustment items of $0.28 per share. Adjusted net income was $4.64* per share.

•	Operating revenue grew 10.8% over the prior year quarter to $25.2 billion.

•	Medical enrollment was 40.9 million members, representing an increase of 1.3 million members over the prior year quarter, driven by growth in the fully insured businesses.

•

The Company now expects the earnings contribution from IngenioRx to achieve the upper end of the $0.70—$0.90 range. As a result, full year net income is now expected to be greater than $18.34 per share and full year adjusted net income is now expected to be greater than $19.30* per share.

•	Third quarter 2019 dividend of $0.80 per share declared to shareholders.

Indianapolis, Ind. – July 24, 2019 – Anthem, Inc. (NYSE: ANTM) reported second quarter financial results driven by strong revenue growth and steady progress on the implementation of IngenioRx.

“Our second quarter results reflect solid top line growth across our businesses and reinforce our commitment to innovation and performance execution,” said Gail K. Boudreaux, President and CEO. “We began successfully migrating members to IngenioRx on May 1 and have received transition approvals from all of our 14 Blue states and the majority of our Medicaid states. We are tracking ahead of expectations, and as a result, we now expect IngenioRx to achieve the upper end of our $0.70 - $0.90 guidance.”

“Contributing to the momentum of IngenioRx, we are pleased to announce our first external pharmacy contract win with Blue Cross of Idaho beginning January 1, 2020, further demonstrating the strength of our pharmacy offering and our ability to deliver more affordable care with a simplified consumer experience. I am excited about our future growth opportunities as we continue to leverage our growing suite of integrated solutions, including our recently announced acquisition of Beacon Health Options, to create greater value for the customers, members and care providers that we are privileged to serve.”

*	Refer to the GAAP reconciliation tables on page 14.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled approximately 40.9 million members at June 30, 2019, an increase of 1.3 million, or 3.3 percent, from June 30, 2018. Total fully insured enrollment grew by 1.1 million, or 7.7 percent, and self-funded enrollment increased by 188 thousand, or 0.7 percent. Government Business enrollment increased by 1.0 million, driven by growth in Medicaid and Medicare. Commercial & Specialty Business enrollment increased by 290 thousand, driven by growth in all lines of business.

Medical enrollment increased 9 thousand sequentially, reflecting growth in Medicaid and Medicare, partially offset by declines in Commercial & Specialty Business enrollment.

Operating Revenue: Operating revenue was $25.2 billion in the second quarter of 2019, an increase of $2.5 billion, or 10.8 percent, versus $22.7 billion in the prior year quarter. The increase in operating revenue reflected membership growth across our businesses and premium rate increases to cover overall cost trends. The increase was partially offset by the one year waiver of the health insurance tax in 2019.

Benefit Expense Ratio: The benefit expense ratio was 86.7 percent in the second quarter of 2019, an increase of 330 basis points from 83.4 percent in the prior year quarter. The increase, as expected, was primarily driven by the one year waiver of the health insurance tax in 2019 and medical cost experience in the Medicaid business.

Medical claims reserves established at December 31, 2018 developed moderately better than the Company’s expectation during the first six months of 2019.

Medical Cost Trend: For the full year 2019, the Company continues to expect underlying Local Group medical cost trend will be in the range of 6.0% +/- 50 basis points.

Days in Claims Payable: Days in Claims Payable was 39.1 days as of June 30, 2019, an increase of 0.6 days from 38.5 days as of March 31, 2019.

SG&A Expense Ratio: The SG&A expense ratio was 13.0 percent in the second quarter of 2019, a decrease of 210 basis points from 15.1 percent in the second quarter of 2018. The decrease, as expected, was primarily driven by the one year waiver of the health insurance tax in 2019 and growth in operating revenue.

Operating Cash Flow: Operating cash flow was $1.4 billion, or 1.3 times net income, and an increase of $895 million compared to the second quarter of 2018. Operating cash flow was $3.1 billion, or 1.1 times net income for the six months ending June 30, 2019.

Share Repurchase Program: During the second quarter of 2019, the Company repurchased 1.7 million shares of its common stock for $458 million, or a weighted average price of $272.95. As of June 30, 2019, the Company had approximately $4.7 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the second quarter of 2019, the Company paid a quarterly dividend of $0.80 per share, representing a distribution of cash totaling $206 million.

On July 23, 2019, the Audit Committee declared a third quarter 2019 dividend to shareholders of $0.80 per share. On an annualized basis, this equates to a dividend of $3.20 per share. The third quarter dividend is payable on September 25, 2019 to shareholders of record at the close of business on September 10, 2019.

Investment Portfolio & Capital Position: During the second quarter of 2019, the Company recorded net realized gains on financial instruments totaling $11 million and other-than-temporary impairment losses totaling $7 million. During the second quarter of 2018, the Company recorded net realized gains of $4 million and other-than-temporary impairment losses totaling $4 million.

As of June 30, 2019, the Company’s net unrealized gain position in the investment portfolio was $561 million, consisting of fixed maturity securities. As of June 30, 2019 cash and investments at the parent company totaled approximately $1.4 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); and Other (comprised of IngenioRx, the Diversified Business Group, and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended June 30				Six Months Ended June 30
	2019	2018	Change		2019	2018	Change
Operating Revenue
Commercial & Specialty Business	$9,417	$9,055	4.0%		$18,809	$18,006	4.5%
Government Business	15,538	13,619	14.1%		30,464	26,972	12.9%
Other	794	350	126.9%		1,342	710	89.0%
Eliminations	(572)	(309)	NM	[2]	(1,050)	(631)	NM	[2]

Total Operating Revenue[1]	$25,177	$22,715	10.8%		$49,565	$45,057	10.0%
Operating Gain / (Loss)
Commercial & Specialty Business	$983	$1,048	(6.2)%		$2,581	$2,450	5.3%
Government Business	478	532	(10.2)%		855	1,021	(16.3)%
Other	(28)	(21)	NM	[2]	(63)	(44)	NM	[2]

Total Operating Gain[1]	$1,433	$1,559	(8.1)%		$3,373	$3,427	(1.6)%
Operating Margin
Commercial & Specialty Business	10.4%	11.6%	(120	) bp	13.7%	13.6%	10	bp
Government Business	3.1%	3.9%	(80	) bp	2.8%	3.8%	(100	) bp
Total Operating Margin[1]	5.7%	6.9%	(120	) bp	6.8%	7.6%	(80	) bp

(1)	See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $983 million in the second quarter of 2019, a decrease of $65 million, or 6.2 percent, from $1,048 million in the second quarter of 2018. The decrease is primarily driven by the impact of higher favorable risk adjustor adjustments recognized in 2018. The decline is partially offset by higher administrative fee revenue in our self-funded businesses, driven by greater penetration of value-added services.

Government Business: Operating gain in the Government Business segment was $478 million in the second quarter of 2019, a decrease of $54 million, or 10.2 percent, from $532 million in the second quarter of 2018. The decrease is driven by continued elevated medical cost experience in Medicaid in select states and the one year waiver of the health insurance tax in 2019, partially offset by out of period revenue adjustments and Medicare membership growth.

Other: The Company reported an operating loss of $28 million in the Other segment for the second quarter of 2019, compared with an operating loss of $21 million in the prior year quarter.

OUTLOOK

Full Year 2019:

•

GAAP net income is now expected to be greater than $18.34 per share, including approximately $0.96 per share of net unfavorable items. Excluding these items, adjusted net income is now expected to be greater than $19.30* per share.

•

Medical membership is now expected to be in the range of 41,000,000 - 41,300,000. Fully-insured membership is expected to be in the range of 15,600,000 - 15,800,000 and self-funded membership is expected to be in the range of 25,400,000 - 25,500,000.

•	Operating revenue is now expected to be approximately $102.0 billion, including premium revenue of $93.0 billion - $94.0 billion.

•	Benefit expense ratio is now expected to be in the range of 86.2% - 86.5%.

•	SG&A ratio is now expected to be in the range of 13.2% - 13.5%.

•	Cost of products sold is expected to be $1.6 billion - $1.8 billion.

•	Operating cash flow is expected to be greater than $5.2 billion.

*	Refer to the GAAP reconciliation tables on page 14.

Basis of Presentation

1.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 14 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s second quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-553-0358 (Domestic)	800-475-6701 (Domestic Replay)
612-332-0632 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 432045. The replay will be available from 11:00 a.m. EDT today, until the end of the day on August 7, 2019. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Chris Rigg	Jill Becher, 414-234-1573
Chris.Rigg@anthem.com	Jill.Becher@anthem.com

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 78 million people, including over 40 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	June 30, 2019	June 30, 2018	March 31, 2019	June 30, 2018	March 31, 2019
Customer Type
Local Group	15,670	15,634	15,697	0.2%	(0.2)%
Individual	741	712	773	4.1%	(4.1)%
National:
National Accounts	7,693	7,658	7,757	0.5%	(0.8)%
BlueCard®	6,009	5,819	5,981	3.3%	0.5%

Total National	13,702	13,477	13,738	1.7%	(0.3)%
Medicare:
Medicare Advantage	1,170	937	1,144	24.9%	2.3%
Medicare Supplement	877	827	867	6.0%	1.2%

Total Medicare	2,047	1,764	2,011	16.0%	1.8%
Medicaid	7,099	6,414	7,033	10.7%	0.9%
Federal Health Products & Services	1,593	1,560	1,591	2.1%	0.1%

Total Medical Membership	40,852	39,561	40,843	3.3%	—%

Funding Arrangement
Self-Funded	25,433	25,245	25,495	0.7%	(0.2)%
Fully-Insured	15,419	14,316	15,348	7.7%	0.5%

Total Medical Membership	40,852	39,561	40,843	3.3%	—%

Reportable Segment
Commercial & Specialty Business	30,113	29,823	30,208	1.0%	(0.3)%
Government Business	10,739	9,738	10,635	10.3%	1.0%

Total Medical Membership	40,852	39,561	40,843	3.3%	—%

Other Membership
Life and Disability Members	4,906	4,673	4,849	5.0%	1.2%
Dental Members	5,931	5,788	5,955	2.5%	(0.4)%
Dental Administration Members	5,523	5,384	5,491	2.6%	0.6%
Vision Members	7,161	6,760	7,169	5.9%	(0.1)%
Medicare Part D Standalone Members	287	312	289	(8.0)%	(0.7)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended June 30
	2019	2018	Change
Revenues
Premiums	$23,501	$21,248	10.6%
Administrative fees and other revenue	1,676	1,467	14.2%

Total operating revenue	25,177	22,715	10.8%
Net investment income	285	229	24.5%
Net realized gains on financial instruments	11	4	175.0%
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(9)	(4)	NM
Portion of other-than-temporary impairment losses recognized in other comprehensive income	2	—	NM

Other-than-temporary impairment losses recognized in income	(7)	(4)	NM

Total revenues	25,466	22,944	11.0%
Expenses
Benefit expense	20,368	17,728	14.9%
Cost of products sold	98	—	NM
Selling, general and administrative expense	3,278	3,428	(4.4)%
Interest expense	184	192	(4.2)%
Amortization of other intangible assets	85	93	(8.6)%
Gain on extinguishment of debt	—	(1)	NM

Total expenses	24,013	21,440	12.0%

Income before income tax expense	1,453	1,504	(3.4)%
Income tax expense	314	450	(30.2)%

Net income	$1,139	$1,054	8.1%

Net income per diluted share	$4.36	$3.98	9.5%

Diluted shares	261.0	264.5	(1.3)%
Benefit expense as a percentage of premiums	86.7%	83.4%	330	bp
Selling, general and administrative expense as a percentage of total operating revenue	13.0%	15.1%	(210	) bp
Income before income taxes as a percentage of total revenue	5.7%	6.6%	(90	) bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Six Months Ended June 30
	2019	2018	Change
Revenues
Premiums	$46,344	$42,151	9.9%
Administrative fees and other revenue	3,221	2,906	10.8%

Total operating revenue	49,565	45,057	10.0%
Net investment income	495	458	8.1%
Net realized gains (losses) on financial instruments	89	(22)	NM
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(22)	(12)	NM
Portion of other-than-temporary impairment losses recognized in other comprehensive income	5	—	NM

Other-than-temporary impairment losses recognized in income	(17)	(12)	NM

Total revenues	50,132	45,481	10.2%
Expenses
Benefit expense	39,650	34,774	14.0%
Cost of products sold	98	—	NM
Selling, general and administrative expense	6,444	6,856	(6.0)%
Interest expense	371	376	(1.3)%
Amortization of other intangible assets	172	173	(0.6)%
(Gain) loss on extinguishment of debt	(1)	18	(105.6)%

Total expenses	46,734	42,197	10.8%

Income before income tax expense	3,398	3,284	3.5%
Income tax expense	708	918	(22.9)%

Net income	$2,690	$2,366	13.7%

Net income per diluted share	$10.28	$8.97	14.6%

Diluted shares	261.6	263.7	(0.8)%
Benefit expense as a percentage of premiums	85.6%	82.5%	310	bp
Selling, general and administrative expense as a percentage of total operating revenue	13.0%	15.2%	(220	) bp
Income before income taxes as a percentage of total revenue	6.8%	7.2%	(40	) bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

	June 30,	December 31,
(In millions)	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,078	$3,934
Fixed maturity securities, current	19,123	16,692
Equity securities, current	1,492	1,493
Other invested assets, current	14	21
Accrued investment income	168	162
Premium receivables	4,751	4,465
Self-funded receivables	2,534	2,278
Other receivables	2,633	2,558
Income taxes receivable	296	10
Securities lending collateral	565	604
Other current assets	2,151	2,104

Total current assets	37,805	34,321
Long-term investments:
Fixed maturity securities	509	487
Equity securities	33	33
Other invested assets	3,719	3,726
Property and equipment, net	2,837	2,735
Goodwill	20,500	20,504
Other intangible assets	8,840	9,007
Other noncurrent assets	1,608	758

Total assets	$75,851	$71,571

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$8,758	$7,454
Reserves for future policy benefits	77	75
Other policyholder liabilities	2,586	2,590

Total policy liabilities	11,421	10,119
Unearned income	900	902
Accounts payable and accrued expenses	4,028	4,959
Security trades pending payable	382	197
Securities lending payable	564	604
Short-term borrowings	1,010	1,145
Current portion of long-term debt	850	849
Other current liabilities	3,935	3,190

Total current liabilities	23,090	21,965
Long-term debt, less current portion	17,436	17,217
Reserves for future policy benefits, noncurrent	655	706
Deferred tax liabilities, net	2,211	1,960
Other noncurrent liabilities	1,666	1,182

Total liabilities	45,058	43,030

Shareholders’ equity
Common stock	3	3
Additional paid-in capital	9,494	9,536
Retained earnings	21,679	19,988
Accumulated other comprehensive loss	(383)	(986)

Total shareholders’ equity	30,793	28,541

Total liabilities and shareholders’ equity	$75,851	$71,571

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Six Months Ended June 30
	2019	2018
Operating activities
Net income	$2,690	$2,366
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on financial instruments	(89)	22
Other-than-temporary impairment losses recognized in income	17	12
(Gain) loss on extinguishment of debt	(1)	18
Deferred income taxes	79	2
Amortization, net of accretion	515	495
Depreciation expense	71	61
Share-based compensation	140	78
Changes in operating assets and liabilities:
Receivables, net	(589)	(570)
Other invested assets	(28)	(11)
Other assets	(258)	(445)
Policy liabilities	1,251	(610)
Unearned income	(2)	1,158
Accounts payable and accrued expenses	(1,015)	29
Other liabilities	632	70
Income taxes	(286)	187
Other, net	(60)	(105)

Net cash provided by operating activities	3,067	2,757
Investing activities
Purchases of fixed maturity securities	(5,023)	(4,886)
Proceeds from sales and maturities of fixed maturity securities	3,454	4,882
Purchases of equity securities	(5,974)	(658)
Proceeds from sales of equity securities	6,059	1,777
Purchases of other invested assets	(116)	(247)
Proceeds from sales of other invested assets	216	198
Changes in securities lending collateral	40	(170)
Purchases of subsidiaries, net of cash acquired	—	(1,722)
Net purchases of property and equipment	(455)	(533)
Other, net	(18)	15

Net cash used in investing activities	(1,817)	(1,344)
Financing activities
Net proceeds from (repayments of) commercial paper borrowings	203	(704)
Net repayments of short-term borrowings	(135)	(155)
Net (repayments of) proceeds from long-term borrowings	(73)	172
Changes in securities lending payable	(40)	170
Changes in bank overdrafts	84	69
Premiums paid on equity call options	(1)	—
Proceeds from issuance of common stock under Equity Units stock purchase contracts	—	1,250
Repurchase and retirement of common stock	(752)	(795)
Change in collateral and settlements of debt-related derivatives	—	22
Cash dividends	(412)	(388)
Proceeds from issuance of common stock under employee stock plans	100	95
Taxes paid through withholding of common stock under employee stock plans	(80)	(76)

Net cash used in financing activities	(1,106)	(340)
Change in cash and cash equivalents	144	1,073
Cash and cash equivalents at beginning of year	3,934	3,609

Cash and cash equivalents at end of period	$4,078	$4,682

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended
	June 30		Years Ended December 31
	2019	2018	2018	2017	2016
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$7,266	$7,814	$7,814	$7,656	$7,360
Ceded medical claims payable, beginning of period	(34)	(105)	(105)	(539)	(646)

Net medical claims payable, beginning of period	7,232	7,709	7,709	7,117	6,714

Business combinations and purchase adjustments	—	199	199	76	—
Net incurred medical claims:
Current year	38,237	33,922	69,581	70,377	64,868
Prior years redundancies(1)	(414)	(795)	(930)	(1,133)	(835)

Total net incurred medical claims	37,823	33,127	68,651	69,244	64,033

Net payments attributable to:
Current year medical claims	30,367	27,502	62,748	62,923	57,879
Prior years medical claims	6,182	6,208	6,579	5,805	5,751

Total net payments	36,549	33,710	69,327	68,728	63,630

Net medical claims payable, end of period	8,506	7,325	7,232	7,709	7,117
Ceded medical claims payable, end of period	43	35	34	105	539

Gross medical claims payable, end of period	$8,549	$7,360	$7,266	$7,814	$7,656

Current year medical claims paid as a percentage of current year net incurred medical claims	79.4%	81.1%	90.2%	89.4%	89.2%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	6.1%	11.5%	13.7%	18.9%	14.2%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.6%	1.2%	1.3%	1.8%	1.4%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be rounded differently to conform to current presentation.

	Three Months Ended			Six Months Ended
	June 30			June 30
(In millions, except per share data)	2019	2018	Change	2019	2018	Change
Net income	$1,139	$1,054	8.1%	$2,690	$2,366	13.7%
Add / (Subtract):
Net realized (gains) losses on financial instruments	(11)	(4)		(89)	22
Amortization of other intangible assets	85	93		172	173
Other-than-temporary impairment losses recognized in income	7	4		17	12
(Gain) loss on extinguishment of debt	—	(1)		(1)	18
Litigation expenses for CI and ESI	9	—		35	—
Transaction related costs	5	—		5	9
Tax impact of non-GAAP adjustments	(23)	(21)		(37)	(55)

Net adjustment items	72	71		102	179

Adjusted net income	$1,211	$1,125	7.6%	$2,792	$2,545	9.7%

Net income per diluted share	$4.36	$3.98	9.5%	$10.28	$8.97	14.6%
Add / (Subtract):
Net realized (gains) losses on financial instruments	(0.04)	(0.02)		(0.34)	0.08
Amortization of other intangible assets	0.33	0.35		0.66	0.66
Other-than-temporary impairment losses recognized in income	0.03	0.02		0.06	0.05
(Gain) loss on extinguishment of debt	—	—		—	0.07
Litigation expenses for CI and ESI	0.03	—		0.13	—
Transaction related costs	0.02	—		0.02	0.03
Tax impact of non-GAAP adjustments	(0.09)	(0.09)		(0.14)	(0.21)
Rounding Impact	—	0.01		—	—

Net adjustment items	0.28	0.27		0.39	0.68

Adjusted net income per diluted share	$4.64	$4.25	9.2%	$10.67	$9.65	10.6%

Full Year 2019 Outlook
Net income per diluted share	Greater than $18.34
Add / (Subtract):
Net realized gains on financial instruments	(0.34)
Other-than-temporary impairment losses recognized in income	0.06
Litigation expenses for CI and ESI	0.13
Transaction related costs	0.02
Amortization of other intangible assets	Approximately $1.37
Tax impact of non-GAAP adjustments	Approximately ($0.28)

Net adjustment items	Approximately $0.96

Adjusted net income per diluted share	Greater than $19.30

	Three Months Ended			Six Months Ended
	June 30			June 30
(In millions)	2019	2018	Change	2019	2018	Change
Reportable segments operating gain	$1,433	$1,559	(8.1)%	$3,373	$3,427	(1.6)%
Net investment income	285	229		495	458
Net realized gains (losses) on financial instruments	11	4		89	(22)
Other-than-temporary impairment losses recognized in income	(7)	(4)		(17)	(12)
Interest expense	(184)	(192)		(371)	(376)
Amortization of other intangible assets	(85)	(93)		(172)	(173)
Gain (loss) on extinguishment of debt	—	1		1	(18)

Income before income tax expense	$1,453	$1,504	(3.4)%	$3,398	$3,284	3.5%

Anthem, Inc.

Reclassified Reportable Segment Highlights

(unaudited)

(In millions)	Three Months Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Operating Revenue
Commercial & Specialty Business	$8,951	$9,055	$8,933	$8,843
Government Business	13,353	13,619	13,979	14,397
Other	360	350	398	411
Eliminations	(322)	(309)	(330)	(347)

Total Operating Revenue[1]	$22,342	$22,715	$22,980	$23,304
Operating Gain / (Loss)
Commercial & Specialty Business	$1,402	$1,048	$834	$316
Government Business	489	532	456	451
Other	(23)	(21)	(41)	(17)

Total Operating Gain[1]	$1,868	$1,559	$1,249	$750

(In millions)	Three Months Ended
	March 31, 2019	June 30, 2019
Operating Revenue
Commercial & Specialty Business	$9,392	$9,417
Government Business	14,926	15,538
Other	548	794
Eliminations	(478)	(572)

Total Operating Revenue[1]	$24,388	$25,177
Operating Gain / (Loss)
Commercial & Specialty Business	$1,598	$983
Government Business	377	478
Other	(35)	(28)

Total Operating Gain[1]	$1,940	$1,433

(1)	See “Basis of Presentation” on page 6 herein.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, or collectively, the ACA, and the ultimate outcome of legal challenges to the ACA; trends in healthcare costs and utilization rates; our ability to contract with providers on cost-effective and competitive terms; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services, or CMS, Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; the ultimate outcome of litigation between Cigna Corporation, or Cigna, and us related to the merger agreement between the parties, including our claim for damages against Cigna, Cigna’s claim for payment of a termination fee and other damages against us, and the potential for such litigation to cause us to incur substantial costs, materially distract management and negatively impact our reputation and financial condition; non-compliance by any party with the pharmacy benefit management services agreements between us and each of Express Scripts, Inc., or Express Scripts, and CaremarkPCS Health, L.L.C., or CVS Health, as well as any agreements governing the transition of pharmacy benefit management services provided to us from Express Scripts to CVS Health, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including CMS; medical malpractice or professional liability claims or other risks related to healthcare services and pharmacy benefit management services provided by our subsidiaries; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; large-scale medical emergencies, such as future public health epidemics and catastrophes; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; changes in U.S. tax laws; intense competition to attract and retain employees; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.